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                                                                  EXHIBIT 10.99


                       FLOOD INSURANCE SERVICES AGREEMENT


         THIS FLOOD INSURANCE SERVICES AGREEMENT ("Agreement") is entered into by and between INSURANCE MANAGEMENT SOLUTIONS, INC. ("Vendor"), St. Petersburg, Florida, and FARMERS SERVICES CORPORATION ("Company"), a Nevada Corporation.

         WHEREAS, Vendor has been designated by FIA as a "qualified performer" for the provision of services to WYO Carriers under the NFIP; and

         WHEREAS, Company wishes to engage the services of Vendor to administer certain of Company's obligations under the WYO Flood Program in the state(s) set forth herein.

         NOW THEREFORE, IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, the parties hereto do covenant and agree as follows:

I.       AUTHORITY OF VENDOR:

         A. Appointment - Company hereby appoints Vendor to supervise and administer its WYO Flood Program in those states ("Applicable States") specified in the attached "Territory Schedule", attached to and hereto made a part of this Agreement. Vendor hereby accepts such appointment, and the grant of authority, and agrees to carry out the resulting duties and responsibilities to the best of its ability, knowledge, skill, and judgment, and in accordance with the highest reasonably attainable standards of quality generally utilized in the insurance and data processing industries.

         B. Authority - Company hereby grants Vendor the authority to act for and on behalf of Company in matters required for Vendor to properly supervise and conduct the handling of the aforesaid WYO Flood Program, including the authority to collect and remit premiums, process applications and other forms, issue policies, and process claims, all in a manner consistent with, pursuant to and as authorized by the provisions of the National Flood Insurance Act of 1968 (as amended), the regulations of the NFIP, FIA, FEMA and the terms of this Agreement.

II.      SPECIFIC RESPONSIBILITIES OF VENDOR:

         A. Policy Administration: - Vendor shall administer Company's WYO Flood Program policies ("WYO Policy", or the plural, "WYO Policies") and in accordance therewith shall be responsible for the following policy administration functions: compliance with community eligibility/rating criteria; policyholder eligibility determination; WYO Policy issuance; WYO Policy endorsements; WYO Policy cancellations; WYO Policy correspondence; payment of agents' commissions to the Company for disbursement to its agents; and, the receipt, recording, control, timely deposit, and disbursements of premium funds in connection with the foregoing, all in accordance with the WYO Flood Program Financial Control Plan ("Financial Control Plan") requirements established by




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              the FIA. Further, Vendor shall promptly reply to written and telephone inquiries from policyholders and/or producers regarding any WYO Policy administered pursuant to this Agreement.

         B. Full Claim Service - Company shall have responsibility for the administration and processing of WYO Policy claims ("Claim") under this Agreement. Vendor shall provide "Full Claim Service", which shall be defined as processing and administering a Claim from the Claim's inception until closing. It is hereby agreed and understood that Company may, upon ninety (90) days advance written notice to Vendor, terminate the Full Claim Service portion of this Agreement while leaving the remainder of duties and obligations under this Agreement intact. In such event, Company shall no longer be obligated to pay Vendor the Claims Administration Fee as described in the attached Claims Administration Fee Schedule.

              The Claim shall be processed and administered in accordance with the following procedures:

              1. Processing. Vendor shall provide Claims processing in accordance with the Arrangement and the Financial Control Plan, and as further described in the Claims Administration Schedule attached hereto. Vendor may also rely on information and direction contained in the WYO Flood Program Claims Manual, the FEMA Adjuster Manual, the Flood Insurance (Agent's) Manual, the standard flood insurance policy, the WYO Operational Overview, and/or other WYO Flood Program instructional material.

              2. Catastrophe Office. A catastrophe team may be engaged at the discretion of the Vendor to provide Claims support. Vendor shall coordinate activities and shall provide information to the FIA or its designee whenever a flood insurance catastrophe office is established.

         C. Statistical Reporting - Vendor shall prepare and submit, to FIA, monthly financial and statistical reports, reconciliations, certifications, and statistical tapes on Company's behalf, in accordance with WYO Flood Program Accounting Procedures and the Transaction Record Reporting and Processing Plan ("TRRP Plan"). Vendor shall submit copies of all monthly reports to the Company.

         D. Company Agents - Vendor shall provide to each Company Agent appointed under this Agreement, a limited license to use Vendors FloodWriter(C)(TM) software program, and a current flood zone determination for any WYO Policy application submitted pursuant to this Agreement. Further, excluding records required to be maintained by Company in accordance with the FloodWriter(C)(TM) software license, Vendor shall keep appropriate records, in conformity with Internal Revenue Services regulations, for the purpose of preparing 1099 reports for Company Agent's commissions and Adjuster's fees paid by Vendor on behalf of Company. The expense for the above services has been incorporated into the Vendor's Monthly Service Fee.




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         E.   Time Standards - Vendor shall use its best efforts to adhere to certain time standards for performance, as may be outlined and amended from time to time within the FEMA/FIA Financial Assistance/Subsidy Arrangement ("Arrangement").

III.     PREMIUM COLLECTION AND ARRANGEMENT

         A. Banking Arrangement - Vendor and Company shall establish banking arrangements which comply with the Arrangement and other WYO Flood Program requirements, and which will provide for the establishment of a NFIP restricted account ("Restricted Account") with Company as custodian, and a FEMA letter of credit ("Letter of Credit"), with additional accounts as needed to facilitate operations, all in conformity with FEMA/FIA guidelines. Company shall grant specific Vendor employees check-signing authority on any Restricted Account and the authority to initiate appropriate drawdowns against Company's Letter of Credit, in order for Vendor to act on Company's behalf in making disbursements for Company liabilities established by the Arrangement, the WYO Flood Program, and this Agreement. All such authorizations shall be in writing and may be revoked, amended or modified at any time by Company upon thirty (30) days advance written notice to Vendor.

         B. Premium Remittance - Vendor shall be liable to the FIA for any premiums Vendor has received on WYO Flood Program business written under this Agreement. Vendor shall establish procedures for a timely deposit and remittance of funds to the U.S. Treasury via authorized automatic clearinghouse mechanism. Gross premium collected by Vendor, for WYO Flood Program business written under this Agreement, shall be remitted to the FIA by Vendor net of the established NFIP Allowable Expenses. "Allowable Expenses" shall mean a WYO Carrier's operating and administrative expenses.

         C. Financial Data - Vendor shall maintain supporting documentation for all bank accounts over which it has authority. At least quarterly, Vendor shall prepare financial data, by state, reflecting all debits and credits with respect to WYO Flood Program business written pursuant to this Agreement, including agents' commissions and Vendor's Servicing Fees paid, during the preceding quarter.

IV.      RECORDS AND AUDITS

         Vendor shall keep adequate records of its performance of the services provided pursuant to this Agreement, which shall be subject to review by the Company during customary business hours and upon prior notification, as agreed to by Vendor, which agreement shall not be unreasonably withheld. Vendor shall retain such records for a period of six (6) years unless otherwise agreed.

         Company, and any insurance regulatory officials authorized by law, shall have the authority to inspect and audit the books and records of Vendor and its assignees which pertain to the business of Company, including but not limited to policy files and loss and claim files, at any time during reasonable business hours, and they may make copies or extracts of any records pertaining




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         thereto. Vendor shall provide auditors and inspectors of Company any assistance that they may reasonably require in order for Company to confirm compliance with the provisions of this Agreement. Vendor shall notify Company of any audit or pending audit of Vendor by any person or entity other than either of the parties or any of their agents. If an audit by a regulatory authority results in Vendor or Company being notified that Vendor or any of its subcontractors is not in compliance with any generally accepted accounting principle or other audit requirement, Vendor shall, at its own expense and within the time period specified, comply with such regulatory authority.

V.       EXPENSES AND FEES

         A. Monthly Service Fee - Company shall pay Vendor a monthly servicing fee ("Servicing Fee") as specified in the "Servicing Fee Schedule", attached to and hereto made a part of this Agreement.

         B. Claims Administration Fee - In addition to the above Servicing Fee, Company shall pay Vendor a claim administration fee ("Claim Administration Fee") as specified in the "Claims Administration Fee Schedule", attached hereto and made a part of this Agreement.

         C. Additional Expenses - In accordance with the Arrangement, Company shall be liable for operating, administrative and production expenses, including but not limited to any State premium taxes, agents' commissions, or any other expense of whatever nature incurred by the Company in the performance of its obligations under the Arrangement.

         D. Vendor Expenses - In consideration of the Servicing Fees and Claims Administration Fees paid to Vendor, Vendor shall pay the general expenses of processing the WYO Flood Program Policies, including those of policy administration, cash management, claims processing and financial and transactional reporting.

         E. WYO Flood Program Reimbursements - Any WYO Flood Program Reimbursements made pursuant to the Arrangement, including, but not limited to, those for Vendor's portion of unallocated loss adjustments, the allocated loss adjustments, and for approved special allocated loss expenses, shall be payable to Vendor upon receipt by Company.

VI.      ADDITIONAL SERVICES AND FEES

         A. Flood Zone Determination Services - At no additional costs to Company, Vendor shall provide flood zone determinations to the Company or Company's Agents to assist in writing a flood policy or policies to be placed with the Company.

         B. Agent or Company Training - Vendor will provide, at no additional cost to Company, four (4) training sessions per Agreement Year and training material manuscripts suitable




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              for reproduction by Company to Company or Company's agents. The training materials provided by Vendor shall be in such form that they are suitable for filing with the appropriate Departments of Insurance and satisfy the requirements set forth in order for continuing education credits to be awarded to those agents who successfully complete the training session(s). Company agrees to provide the training facility. Additional requests for training by the Company will be charged at a rate of $125 per day plus per diem and associated travel expense; reasonable per diem and travel expense to be determined by the Company. Vendor will require and Company agrees to provide thirty (30) days notice for all training sessions, unless otherwise agreed.

         C. Marketing Material - Company may use Vendor's previously developed marketing or promotional materials, which Vendor may customize and produce for Company at Company's expense.

         D. Additional Fees and Service - Additional services not defined in this Agreement may be provided as mutually agreed upon between the Company and Vendor in writing.

         E. Toll Free Telephone Number/Call Center - Vendor shall establish and maintain toll free telephone number(s) on behalf of the Company's WYO business, at no additional charge to Company. Company shall own the toll free telephone number(s) which shall be in the name of Company. Incoming calls shall be answered in the name of the Company. The toll free telephone number(s) shall be maintained by Vendor in good working order to accept all inbound calls during the designated hours of operation, as further described in the Claims Administration Schedule attached to and made part of this Agreement. Best efforts will be made to remedy any equipment or line failures in a timely manner.

VII.     CONFIDENTIAL MATERIAL

         A.   Confidential and Proprietary Information -

              1. During the course of performance under this Agreement, Vendor will obtain or have access to certain proprietary information of Company or its Affiliates or Subsidiaries including, without limitation, names of contract owners, insureds, beneficiaries, the identity and production of Farmers' Agents and District Managers, compensation levels, the identity and types of insurance purchased, and Farmers' distribution network (the "Company Confidential Information"). Company Confidential Information may also include rate manuals, experience reports, and underwriting standards to the extent such information applies specifically to Company's policyholders and Policies. Each party acknowledges that all such material is offered on a proprietary basis, for the sole purpose of enhancing this Agreement. Further, each party agrees that the original owner of these materials is deemed to be the sole owner of these materials. Vendor will only disclose Company Confidential Information to those persons who require such information for the purpose of this Agreement and how have been advised




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                  and agree to be bound by the terms of this Section.

              2. During the course of information under this Agreement, Company will obtain or have access to certain proprietary information of Vendor. Each party acknowledges that all such material is offered on a proprietary basis, for the sole purpose of enhancing this Agreement. Further each party agrees that the original owner of these materials is deemed to be the sole owner for these materials. Company will only disclose Vendor's Confidential Information to those persons who require such information for the purpose of this Agreement and who have been advised and agree to be bound by the terms of this Section.

              3. Each party further warrants, represents, undertakes and agrees, for itself, its agents, employees and representatives.

                  i. to keep the other party's Confidential Information confidential to the extent it is not already available publicly;

                  ii. to use the other party's Confidential Information only as is necessary to carry out the terms and conditions of this Agreement;

                  iii. not to disclose such information to others without the prior written consent of the party who has claim to the Confidential Information under the terms of this Agreement. Such disclosure may be permitted if required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure written notice must be given to the party with legal right of ownership under this Agreement. Such notice shall describe in reasonable detail the proposed content of such disclosure and shall permit the non-disclosing party to review and comment upon the form and substance of such disclosure; and

                  iv. upon the termination, to return to the other party or, at its option, destroy all documents, electronic data or records, and all other materials containing Confidential Information. Vendor shall also require all third parties with which it has contracted to return to Company all Confidential Information. If a party chooses to destroy rather than return Confidential Information, it shall provide the other party with a written, signed statement certifying that all such Confidential Information has been destroyed.

         B. Trademarks, Service Marks, Trade Names - Neither party shall use or duplicate the name(s), trademark(s), servicemark(s), or trade name(s) (whether registered or not) of the other party in public releases or advertising or in any other manner unless such use or duplication is specifically authorized in writing by the other party, except that Vendor may include Company's name in a list of clients/customers without such authorization.




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         C.   Agreement Terms - Neither party shall disclose information as to specific terms of this Agreement, in particular any details about the work performed or the Service Fees or claims Administration Fees paid, without prior written consent of the other party.

         D. Company's Records - Vendor shall maintain system integrity and data security necessary to protect Company's records and data from loss and damage and to protect against unauthorized disclosure of Company's Confidential Information as described in section VII(A) above.

         E. Public Disclosure - The disclosure restrictions provided in this section shall be extinguished at the time and to the extent that the Confidential Information becomes generally available to the public domain without the fault of either Vendor or Company.

VIII.    COMMENCEMENT AND TERMINATION

         A. Term of Agreement - This Agreement shall become effective on the date that this document is executed by Company and by Vendor. The initial term and subsequent terms shall expire on the last day of the Arrangement Year ("Termination Date"), and this Agreement shall automatically renew for additional one-year terms beginning on October lst of each year, subject to the termination provisions set forth below. The term Arrangement Year refers to the annual policy issuing period established under the Arrangement commencing on October 1st of one year and concluding on September 30th of the following year.

         B. Termination Without Cause - This Agreement may be terminated, without cause, at any time after the initial one (1) year term by either party upon written notice of termination to the other, not less than ninety (90) days prior to the Termination Date.

         C. Termination for Cause - Any party may immediately terminate this Agreement for cause upon written notice to the other party in the event of:

              1. Bankruptcy, receivership, of either party, regardless of whether any of these occur voluntarily or involuntarily; or

              2. Failure by any party to fulfill a material obligation under this Agreement, provided that such party has been notified in writing of such failure and such failure continues without cure for a period of ninety (90) days after written notice thereof.

         D. Accounting - Upon termination of this Agreement, Vendor shall, within thirty (30) days following termination, fully account to Company for all of its responsibilities and activities pursuant to this Agreement.

IX.      LIABILITY




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         A.   Limit of Liability - Vendor shall not be liable for any lost profits, business goodwill, or other consequential, punitive, special or incidental damages incurred by the Company, unless such damages result from Vendor's gross negligence or willful misconduct.

         B. Indemnification of Company - Vendor shall indemnify, defend and hold harmless Company, its officers, directors, agents, employees and shareholders from and against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney's fees, caused by or resulting from any breach of this Agreement, misconduct, error, omission, or other unauthorized act by Vendor or Vendor's officers, directors, shareholders, agents or representatives, except to the extent that such alleged misconduct, act, error, omission or other unauthorized or improper act is primarily attributable to Company. Vendor's indemnification under this paragraph shall be in accordance with the limitations set forth in this Agreement.

         C. Indemnification of Vendor - Company shall indemnify, defend and hold harmless Vendor, its officers, directors, agents, employees and shareholders from and against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney's fees, caused by or resulting from any breach of this Agreement, misconduct, error, omission, or other unauthorized act by Company or Company's officers, directors, shareholders, agents or representatives, except to the extent that such alleged misconduct, act, error, omission or other unauthorized or improper act is primarily attributable to Vendor.

         D. Notice of Claim - All parties agree to promptly give the other notice upon being notified or becoming aware of an allegation or claim, which could give rise to a claim under this section.

X.       ARBITRATION

         A. Resolution of Disputes by Arbitration. The parties agree that all controversies or disputes arising out of, in connection with, or which relate to this Agreement or performance under this Agreement, which cannot be resolved by mutual agreement, shall be submitted to arbitration for resolution, as herein provided.

         B.   Selection of Arbitrators

              1. Arbitration shall be by a panel of three neutral arbitrators, each of which shall be an active or former officer of an insurance administrator. In addition, each arbitrator shall meet the requirements of, and shall agree to act in accordance with, the Code of Ethics for Arbitrators in Commercial Disputes sponsored by the American Bar Association and the American Arbitration Association, except to the extent that conduct prohibited by such Code is specifically permitted by the terms of this Agreement.




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              2.  Within thirty (30) days after receipt of a demand for
                  arbitration, each party shall designate its arbitrator.

              3. The arbitrators so designated shall, within thirty (30) days of designation, select the third arbitrator. Arbitrators may consult with the party nominating them as to acceptability of persons under consideration for appointment by them as third arbitrator. If the third arbitrator has not been selected within that time, each arbitrator shall, within fifteen (15) days, nominate three qualified individuals to serve as the third arbitrator. The American Arbitration Association shall appoint a third arbitrator from the persons nominated who meet the qualifications described in this Agreement.

         C.   Arbitration Procedure.

              1. Arbitration shall begin upon the filing by one of the parties of a written demand for arbitration. Such demand shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Such demand shall be served upon the other party by certified mail, return receipt requested.

              2. Within sixty (60) days after the arbitration panel has been finalized, the parties shall submit their dispute or controversy to the panel of arbitrators for decision. The site for the arbitration hearing shall be Los Angeles, California, unless otherwise agreed to by the parties. The rules for the gathering of evidence, taking of discovery or depositions, if any, and the conduct of the hearing shall be such rules as are included in the Commercial Arbitration Rules of the American Arbitration Association as of the date the arbitration panel was finalized, to the extent not inconsistent with the terms of this Agreement. The parties may agree to use modified rules to expedite the arbitration process. The formal rules of evidence need not apply, in the arbitrators' discretion, to the hearing.

              3. All arbitrators shall participate in the deliberations and a decision on any matter shall be by a majority of the arbitrators.

              4. The final decision of the arbitration panel shall be submitted in writing, in such form as the arbitrators determine, within thirty (30) days after the conclusion of the arbitration hearing. The decision of the arbitrators shall be final, except that an appeal may be taken only for one or more of the reasons assigned for vacating an award by the Uniform Arbitration Act as enacted by the State of California, which law shall apply and govern the arbitration process contemplated hereunder, to the extent not inconsistent with this Agreement.

         D. Costs of Arbitration Proceeding. Each party shall bear the cost of its own arbitrator. The costs of the arbitration proceeding, including the fees of the third arbitrator, shall be




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              borne equally by the parties, unless the arbitration panel orders otherwise. The panel, in its discretion, may also allocate and award other reasonable out-of-pocket costs of the parties, including reasonable attorney's fees, as it deems fair and equitable under the circumstances.

         E. Confidentiality. The parties agree, and the appointed arbitrators shall agree as part of their acceptance of nomination, to keep confidential and not disclose to persons not connected with the arbitration the details of the arbitration proceeding and all information received by them in connection therewith, except as may be required by process of law.

XI.      GENERAL AGREEMENTS

         A. Applicable Law - This Agreement in all matters arising thereunder shall be governed by and determined in accordance with the laws of the State of California.

         B. Entire Agreement - This Agreement, and any exhibits, schedules or addenda attached hereto, contain all of the prior oral and/or previously written agreements, representations, and arrangements between the parties hereto. There are no representations or warranties other than those set forth herein. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. All schedules, addendum of any kind, or attachments to this Agreement shall be made a part of this Agreement and shall be subject to all terms and conditions of this Agreement.

         C. Company Warranties - Company warrants that its insurer affiliates have entered into an agreement with FEMA pursuant to which they are authorized to issue WYO Policies, and that they are licensed to engage in the insurance business in all jurisdictions in which it has duly authorized Vendor to issue WYO Policies or other insurance coverage on the Company's behalf, or so deemed. Further, Company warrants to Vendor that it and its insurer affiliates will comply with the laws of the state or states covered by this Agreement and with the rules and regulations of all regulatory authorities having jurisdiction over their activities, and shall, whenever necessary, maintain at their own expense all required licenses to transact business in such states, or so deemed.

         D. Vendor Warranties - Vendor warrants to Company that it is duly authorized and incorporated to transact the business of servicing insurance companies. Further, Vendor warrants to Company that it will comply with the laws of the state or states covered by this Agreement and with the rules and regulations of all regulatory authorities having jurisdiction over Vendor's activities, and shall, whenever necessary, maintain at its own expense all required licenses to transact business in such states.




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         E.   Invalidation - Should any part of this Agreement for any reason be declared invalid, such decision shall not effect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if the Agreement had been executed with the invalid portion thereof eliminated. It is, therefore, declared the intention of the parties hereto that each of them will have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared void.

         F. Construction of Agreement - The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         G. Miscellaneous - Words of a gender used in this Agreement shall be held to include any other gender, the words in a singular number held to include the plural, when the sentence so requires. Section headings are intended for purposes of description only and shall not be used for purposes of interpretation of this Agreement.

         H. Notices - Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:

              As to Company                Farmers Services Corporation
                                           4680 Wilshire Boulevard
                                           Los Angeles, CA 90010
              Fax Number:                  (213) 932-3950
              Attention:                   Jim Griffin, Manager

              As to Vendor                 Insurance Management Solutions, Inc.
                                           360 Central Avenue
                                           St. Petersburg, FL 33701
              Fax Number:                  (813) 823-6518
              Attention:                   Kathy Batson, Senior Vice President

              Notices sent by hand delivery shall be deemed effective on the date of hand delivery. Notices sent by overnight carrier shall be deemed effective on the next business day after being placed into the hands of the overnight carriers. Notices sent by registered or certified mail shall be deemed effective on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be effective on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed effective on the next business day.




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         IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement to be effective as of the ____day of________, 19___.

"Vendor"                                  "Company"

INSURANCE MANAGEMENT SOLUTIONS, INC.      FARMERS SERVICES CORPORATION


By:  /s/ Jeffrey S. Bragg                 By:  /s/ [signature illegible]
   ---------------------------------         ----------------------------------

Date:    January 14, 1999                 Date:    January 12, 1999
     -------------------------------           --------------------------------



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


                             SERVICING FEE SCHEDULE

Company shall pay Vendor a monthly Servicing Fee, for all Policy administration services rendered by Vendor pursuant to this Agreement, in accordance with the schedule below:

                                                          SERVICING FEE:
ARRANGEMENT YEAR POLICIES IN-FORCE                  (AS % OF WRITTEN PREMIUM)
----------------------------------                  -------------------------
            0 - 100,000                                         6%
         100,001 - 250,000                                    5.75%
            250,001 - +                                        5.5%


The Service Fee shall be retained from the Restricted Account as an Allowable Expense payable to Vendor. Any reduction in Servicing Fees, resulting from the attainment of a certain number of policies in-force as specified above, shall only be applicable to WYO Flood Program business administered by Vendor after Company's number of policies in-force reaches that certain specified level and during the balance of that Arrangement Year. At renewal of the Agreement, the Servicing Fee shall initially be based on the Company's number of policies in-force during the prior Arrangement Year, and then modified on a quarterly basis in accordance with the above Servicing Fee Schedule.




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                        CLAIMS ADMINISTRATION FEE SCHEDULE

In accordance with the corresponding claims service, Company shall pay Vendor the following Claims Administration Fees:

1.  Full Claim Service. Vendor shall retain 1.65% of Claim Catastrophe Fee.

    The above Claims Administration Fees shall be retained from the Restricted Account as an Allowable Expense payable to Vendor.




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

                               TERRITORY SCHEDULE

Company hereby appoints Vendor to supervise and administer its WYO Flood Program in the following "Applicable States":

The United States, its Territories and Possessions or such states that Company or its insurer affiliates may be licensed by State law to engage in the property insurance business and as may be mutually agreed upon in writing between Company and Vendor.




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

                         CLAIMS ADMINISTRATION SCHEDULE

Vendor will provide to Company the following claims administration services:

1. Vendor shared customer service representatives will be available each business day by telephone at (800) numbers between 8:00 a.m. and 8:00 p.m. (Eastern Time). Such customer service representatives will answer claims administration related calls. If Vendor reasonably believes that a catastrophic flood event has or is likely to occur, Vendor will (i) activate, and maintain thereafter during the term of such event, a claim reporting mailbox on the 1 (800) numbers to allow Company Issuing Agents and Insureds to report claims at times other than those specified above, and (ii) check such mailbox at the following intervals and respond to emergency calls received: once between 6:00 a.m. and 8:00 a.m. (Eastern
     Time) each business day; every two hours between 6:00 p.m. and 10:00 p.m. (Eastern Time) each business day; and every two hours between 8:00 a.m. and 10:00 p.m. (Eastern Time) each Saturday, Sunday and Vendor Holiday.

2. Upon receipt of claims by Company Agents or Insureds, Vendor will, either through subcontracts with independent claims adjusters ("Independent Adjusters") or through Company staff adjusters ("Company Adjusters"), investigate and process such claims. Company will instruct Vendor as to whether to use Independent Adjusters or Company Adjusters in the investigating and processing of claims and Vendor will comply with such instructions. Independent Adjusters will be approved by Company in advance of performing any services with respect to Written Policies.

3. Independent Adjusters and Company Adjusters will service claims in accordance with the FIA/NFIP Claims Service Instructions. Company will promptly answer in writing any questions with respect to the interpretation of such Instructions. Company will promptly resolve any issues concerning Written Policies that Vendor is unable to resolve through Vendor's standard procedures.

4. For each claim requiring a claim disbursement, Vendor will input the amount of such disbursement into the WYO Claim System for processing.

5. Vendor will (i) print and mail checks for claims disbursements to the Insured and provide a copy thereof to the associated Company Issuing Agent, unless otherwise directed in writing by Company, and (ii) manage the inventory of check stock and envelopes used in this process.

6. Vendor will conduct periodic audits of a random selection of the pending and closed files of Independent Adjusters. Such audits will be conducted once per calendar year, unless otherwise agreed in writing by Company and Vendor. Such audits will consist of a review of the following: timeliness of loss reporting; quality of investigation and supervision; expense control; promptness of settlement and payments; and compliance with procedures established by Company, Vendor, FEMA and FIA. The results of such audits will be delivered by Vendor to Company.

7. On a weekly basis, Vendor will remit to an account designated by Company any unallocated loss




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

     adjustment expenses paid pursuant to Article III.C.1 of the WYO Arrangement, as applicable, net of amounts to be retained by Vendor pursuant to Section III.

8. Vendor will notify Company of any pending or threatened litigation against Company arising out of or related to any claim involving a Written Policy of which Vendor becomes aware. Vendor will furnish documents, information and personnel in connection with any litigation arising out of or related to, claims by Insureds as reasonably requested by Company or its counsel, at no additional charge except for Vendors' out-of-pocket costs for travel and travel-related expenses, which costs will be subject to the determinations of the Company. Company will have complete authority, control and responsibility for any such litigation.

9. Vendor will update the adjuster file within the WYO Claim System with those additions and deletions provided to Vendor from time to time by Company.

10. Upon mutual agreement of the Company and Vendor, Vendor will produce pre-loss notices for catastrophes that consist of at least 350 anticipated losses. Vendor shall ship such notices via overnight courier to the applicable Issuing Agents.




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